Exhibit 99.1

News Release

Miller Corporate Center

Media Relations:	For Immediate Release
Charles E. Coleman (626) 304-2014
communications@averydennison.com

Investor Relations:
Cynthia S. Guenther (626) 304-2204
investorcom@averydennison.com

AVERY DENNISON ELECTS

PATRICK SIEWERT NEW DIRECTOR

PASADENA, Calif. – April 19, 2005 – Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has elected Patrick T. Siewert as a director of the Company, effective April 15, 2005.

Siewert, 49, is president of The Coca-Cola Company’s East and South Asia Group, based in Hong Kong. He is responsible for managing operations in a diverse group of 19 East and South Asian countries, including Bangladesh, Cambodia, China, India, Laos, Malaysia, Nepal, Philippines, Singapore, Sri Lanka, Thailand and Vietnam.

“Patrick Siewert will be an excellent addition to our board of directors,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “He is a seasoned executive with outstanding international business expertise and leadership skills. Patrick’s strategic vision and extensive managerial experience at major multi-national corporations will enable him to make valuable contributions to our aggressive growth strategies, particularly in the Asia Pacific region.”

Siewert joined The Coca-Cola Company in his current position in 2001. Prior to that, he served in a variety of senior management roles at Eastman Kodak Company, including sales management, marketing, finance, brand management, business planning and general management. Over a period of 27 years at Eastman Kodak, Siewert held general management positions in Canada, China, Europe, Africa, the Middle East and the United States. He also served as chairman, Greater China Region, and chief operating officer of Eastman Kodak’s global consumer business. In addition, he was president of Kodak Professional, the company’s global commercial business, and he served as a senior vice president of Eastman Kodak.

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He is actively involved in a variety of nonprofit and community organizations. Siewert serves as a director of the U.S.-China Business Council, the U.S.-ASEAN Business Council and the U.S.-Hong Kong Business Council. He is on the board of governors of the American Chamber of Commerce Hong Kong and he is a member of the Young President’s Organization, Hong Kong and China Chapter. Siewert is a recipient of a United Nations Lifetime Achievement Award.

Siewert earned a bachelor of science degree in business administration/ finance from Elmhurst College in Illinois. He also attended the Rochester Institute of Technology in imaging science and business.

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2004 sales of $5.3 billion. Avery Dennison employs approximately 21,400 individuals in 47 countries worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.

Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

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